SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549





                                  FORM 8-K

                               CURRENT REPORT





                       Pursuant to Section 13 or 15(d)
                   of the Securities Exchange Act of 1934





                                June 23, 1998
                              (Date of report)




                           STAR TECHNOLOGIES, INC.
           (Exact name of registrant as specified in its charter)





            Delaware                      0-13318               93-0794452
(State or other jurisdiction of    (Commission File No.)     (I.R.S. employer
incorporation or organization)                            identification no.)




                                515 Shaw Road
                          Sterling, Virginia  20166
                  (Address of principal executive offices)
                                 (Zip Code)




                               (703) 689-4400
            (Registrant's telephone number, including area code)

ITEM 5:  OTHER EVENT

        Star Technologies, Inc. common stock has been moved from The Nasdaq National Market to the Nasdaq SmallCap Market. The move to The Nasdaq SmallCap Market reflects the decision of the Nasdaq Listing Qualifications Panel, following a June 4, 1998, oral hearing at which the Company, as previously reported, appealed the decision of The Nasdaq Stock Market, Inc. to delist the Company's common stock.

        Nasdaq has advised the Company of its determination to grant a temporary exception from the net tangible assets and minimum bid price requirements, with which the Company does not currently comply. There are a number of conditions to the exception, including: (i) the Company must, on or before August 10, 1998, evidence a minimum of $3,000,000 in net tangible assets; (ii) the Company's common stock must, on or before September 10, 1998, evidence a minimum closing bid price at or above $1.00 per share, and must maintain such price for at least ten consecutive trading days; and (iii) the Company must, on or before June 19, 1998, file an application for initial listing on The Nasdaq SmallCap Market and pay the applicable listing fees.
In view of the conditional nature of the exception granted, a fifth character "C" will be appended to the listing of the Company's common stock (i.e., STRRC).

        The Company continues to consider various financing and other alternatives to bring it in compliance with the Nasdaq listing requirements. No assurances can be provided that the Company will achieve such compliance. If the Company is unable to comply with any of the conditions of the temporary exception, or is unable to demonstrate compliance with all requirements for continued listing on The Nasdaq SmallCap Market, the Company's common stock may cease to be listed on The Nasdaq Stock Market. In such event, the Company's common stock may continue to be listed in the OTC Bulletin Board of the National Association of Securities Dealers, Inc.

                                  SIGNATURE


     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                STAR TECHNOLOGIES, INC.



Dated:  June 23, 1998                           By:  /s/ Brenda A. Potosnak
                                                Brenda A. Potosnak
                                                Vice President of Finance and
                                                Administration, Secretary,
                                                Treasurer and Chief Financial
                                                Officer